Exhibit 19

Insider Trading Compliance Policy
Adopted April 11, 2021
(as amended through November 5, 2024)
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I.SUMMARY

In order to take an active role in the prevention of insider trading violations by directors, oﬃcers, employees and other related individuals of Taboola.com Ltd. And its subsidiaries and aﬃliates (collectively, the “Company”), the Company has adopted this Insider Trading Compliance Policy (the “Policy”). Each director, oﬃcer, and employee of the Company is expected to abide by this Policy. Individuals subject to this Policy are responsible for ensuring that members of their households – whether or not related – also comply with this Policy.

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons aﬃliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of proﬁts, civil ﬁnes and signiﬁcant criminal ﬁnes. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company imposed sanctions, including termination of employment for cause.

Questions regarding this Policy should be directed to trading@taboola.com.

II.THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.General Rule. It is a violation of federal securities laws for any person to buy or sell securities while in possession of material inside information.

●The U.S. securities laws regulate the sale and purchase of U.S. securities in the interest of protecting the investing public. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company.

●U.S. securities laws give the Company, its directors, oﬃcers, employees, and other persons subject to this Policy the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

●All directors, oﬃcers, employees and other persons subject to this Policy should pay particularly close attention to the laws against trading while in possession of “inside” information.

●For example, if you are aware of material inside ﬁnancial information, you are prohibited from buying or selling shares in the Company until the information has been adequately disclosed to the public.

●This is because you know information that could cause the share price to change, and it would be unfair for you to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is illegal. Civil and criminal penalties for this kind of activity are severe. See Section VII below.

●“Material” Information: Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. If it is not clear whether inside information is material, it should be treated as if it were material. Some examples of information that could be considered material include:

●Signiﬁcant changes in key performance indicators of the Company,

●Actual, anticipated or targeted earnings and other ﬁnancial information,

●Financial, sales and other signiﬁcant internal business forecasts, or a change in previously released estimates,

●Mergers, business acquisitions or dispositions, or the expansion or curtailment of operations,

●Signiﬁcant events aﬀecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

●New equity or debt oﬀerings or signiﬁcant borrowing,

●Changes in debt ratings, or analyst upgrades or downgrades of the Company or its securities,

●Signiﬁcant changes in accounting treatment, write-oﬀs or eﬀective tax rate,

●Signiﬁcant litigation or governmental investigation

●Changes in top management or the board of directors, and

●Stock splits or other corporate actions.

●“Inside” Information: Inside information is information that has not been publicly disclosed in a manner that makes it available to investors generally on a broad-based non-exclusionary basis, such as a ﬁling made with the U.S. Securities and Exchange Commission (the “SEC”).

●If it is not clear whether material information has been suﬃciently publicized, it should be treated as if it were inside information.

●It is illegal for any director, oﬃcer, employee or other person subject to this Policy in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. This is called “tipping.” In that case, both the person who provides the “tip” and the person who receives it may both be held liable for insider trading.

●Inside information is an asset of the Company. It does not belong to the individual directors, oﬃcers, or other employees who may handle it or otherwise become knowledgeable about it.

●For any person to use such information for personal beneﬁt or to disclose it to others outside the Company violates the Company’s interests.

●More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

●The mere perception that a person subject to this Policy traded with the knowledge of material inside information could harm the reputation of both the Company and that person who traded.

B.Who Does the Policy Apply To?

●The prohibition against trading on inside information applies to directors, oﬃcers, employees (U.S. and international) and agents (including consultants and independent contractors) of the Company, its subsidiaries and aﬃliates, and to other people who gain access to that information.

●The prohibition also applies to:

a)the spouses, domestic partners, children (even if ﬁnancially independent), immediate families and members of households – whether or not related – of such directors, oﬃcers and employees, and

b)anyone to whom such directors, oﬃcers or employees provide signiﬁcant ﬁnancial support.

●Further, the prohibition applies to:

1)any account over which directors, oﬃcers, employees and the persons listed in a) and
b) above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a ﬁnancial interest in the account), and

2)those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect ﬁnancial interest.

●Additional restrictions on trading for all persons subject to this Policy are discussed in
Section IV below.

●Due to their access to conﬁdential information on a regular basis, Company policy subjects some persons, including its directors, oﬃcers, certain employees and others are subject to even more restrictions on trading in Company securities as discussed in Section IV below.

III.PROHIBITED TRANSACTIONS

A.Other Companies’ Stock.

Directors, oﬃcers, employees and other persons subject to this Policy who – through their work at the Company – learn material information about another publicly traded company, including, suppliers, customers, partners, collaborators or competitors of the Company, through their work at the Company, should keep it conﬁdential and not buy or sell stock or other securities in such companies until the information becomes public. Directors, oﬃcers, employees and other persons subject to this Policy should not give tips about such stock.

B.Short Selling, Hedging and Derivatives.

●Directors, oﬃcers, employees and other persons subject to this Policy are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities.

●Directors, oﬃcers, employees and other persons subject to this Policy are also prohibited from short selling or “shorting” the Company’s stock. A short seller seeks to proﬁt when a company’s share price declines. “Shorting” involves borrowing shares from a broker, selling them in the market, buying them back at a lower price and returning the borrowed shares to the lender. The short seller proﬁts on the diﬀerence between the price when they sold the shares and the lower price when they buy them back. Short selling is contrary to the Company’s interests and is so troubling that it is illegal for directors and executive oﬃcers of
U.S. companies to short their own company’s stock.

●Derivatives are complicated and deserve special explanation.

●Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options of their employer’s stock, it can arouse suspicion in the eyes of the securities regulators, including the SEC, that the person was trading on the basis of inside information, particularly where the trading occurs before an important company announcement or major event. It is diﬃcult for a director, oﬃcer, employee and other person subject to this Policy to prove that they did not know about the announcement or event.

●If the SEC, the stock exchange or other securities regulators were to notice active options trading by one or more directors, oﬃcers, employees and other persons subject to this Policy of the Company prior to an announcement, they would investigate.

●Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved.

●For all of these reasons, the Company prohibits its directors, oﬃcers, employees and other persons subject to this Policy from trading in options or other derivative securities involving the Company’s securities.

●This Policy does not pertain to employee stock options granted by the Company. Because employee stock options cannot be traded and the Company is the only other party involved.

C.Pledging of Securities, Margin Accounts.

●The Policy prohibits directors, oﬃcers, employees and other persons subject to this Policy from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

●This is because pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions, such a sale may occur at a time when a director, oﬃcer, employee and other person subject to this Policy has material inside information or is otherwise not permitted to trade in Company securities.

●For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.

D.Open Orders.

●This Policy prohibits trading in Company securities during speciﬁed blackout periods as described below. As a result, placing open orders with brokers, such as limit orders or stop orders, should be avoided or strictly limited so they expire before the open trading window period expires and the blackout period begins. Open orders extending beyond an open trading window are prohibited because they can result in the execution of a trade during a blackout period, which would violate this Policy, and may result in unlawful insider trading.

E.Gifts and Charitable Donations

●This Policy prohibits gifts and charitable donations of Company securities during speciﬁed blackout periods (as described below) or when the person making the gift or donation is in possession of material nonpublic information.

●For the avoidance of doubt, all gifts and charitable donations by directors and certain oﬃcers, like other transactions in Company securities, are subject to pre-clearance as set forth in Section IV.

IV.GENERAL POLICY GUIDELINES

The following guidelines should be followed in order to ensure compliance with applicable anti fraud laws and with the Policy:

1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, oﬃcer, employee and other persons subject to this Policy should discuss material inside information in public places or in common areas on Company property.

2.Trading in Company Securities. No director, oﬃcer, employee and other persons subject to this Policy may place a purchase or sale order or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account.

●The exercise of employee stock options is not subject to this Policy. However, Company stock that was acquired upon exercise of a stock option can only be sold when allowed by this Policy, including the prohibition on sales when in possession of material inside information.

●Any director, oﬃcer, employee and other persons subject to this Policy who possesses material inside information must wait until the start of the second business day after the information has been broadly publicly disseminated before trading. There is no exception to this Policy, even for hardship or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.Avoid Speculation. Speculating in Company stock is not part of the Company culture.

●Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on ﬂuctuations in the market.
●Such activities put the personal gain of the director, oﬃcer, employee or in conﬂict with the best interests of the Company and its stockholders. Although this Policy does not mean that directors, oﬃcers, employees may never sell shares, the Company encourages directors, oﬃcers, or employees to avoid frequent trading in Company stock.

4.Restrictions on Trading.

A.The Trading Window. All directors, oﬃcers, employees, and other persons subject to this Policy are subject to the following restrictions on trading in Company securities in addition to those set forth above.

●Trading is permitted during the following periods (each a “Window”):

●in all quarters other than ﬁrst quarter (which currently ends March 31), from the start of the second full trading day following an earnings release with respect to the preceding ﬁscal period until the start of the ﬁrst calendar day of the last month of the then current quarter, and

●only during the ﬁrst quarter from the start of the second full trading day following the earnings release with respect to the preceding ﬁscal period until the later of (i) the start of the ﬁrst calendar day of the last month of the then current quarter or (ii) the start of the twenty-ﬁrst (21st) day from the second full trading day, and

●no trading is permitted outside the Window; U.S. insider trading law does not provide a hardship exemption and you should assume that you are prohibited from trading outside Window periods even if you are facing ﬁnancial, family or other personal hardships, and

●the Trade Clearance Committee (as deﬁned below) will provide advance email notice to all directors, oﬃcers and employees of the date and time of the opening and closing of each quarterly Window.

B.    Restrictions on the Preclearance Group. The Trade Clearance Committee designates and authorizes a list of persons who require preclearance to trade (the “preclearance group”) during each quarterly Window. In addition, the Trade Clearance Committee is authorized to designate the individuals that comprise the preclearance group and may make any necessary changes to such preclearance group from time to time.

●persons in the preclearance group will be advised by the persons identiﬁed on Schedule I to this Policy (the “Trade Clearance Committee”) 24 to 48 hours prior to the opening of each Window (i) that they are part of the preclearance group and (ii) whether they are cleared to trade;

●if a member of the Trade Clearance Committee wishes to trade, their trade must be pre-approved by the General Counsel; if the General Counsel wishes to trade, his/her trade must be pre-approved by the CFO;

●if Trade Clearance Committee is unable obtain preclearance for any individual in the preclearance group prior to the opening of a Window, such individual may submit a request for trade preclearance through the Company’s electronic platform or other any other method the Trade Clearance Committee may determine and designate for use in the future. The Trade Clearance Committee may change or update the trade pre-clearance process from time to time. If you have been notiﬁed by the Trade Clearance Committee that you are in the preclearance group, then you are not permitted to trade unless and until you have either received an email approval for your preclearance request by the Trade Clearance Committee or you have received an electronic approval through the Company’s electronic platform; and

●individuals in the preclearance group are also subject to the general restrictions on all employees.

5.    Blackout Period. At any time before or during what would otherwise be an open trading Window, the Trade Clearance Committee may declare a special “Blackout Period” that applies to some or all employees and other persons subject to this Policy. Persons subject to a Blackout Period will be informed of the Blackout. If you are notiﬁed of the Blackout, eﬀectively immediately you may not trade even if the Window remains open for other persons or even if you have previously received a general preclearance or a speciﬁc trade clearance that has not yet been fully completed. No reasons are required to be provided for the

Blackout Period. The existence of a Blackout Period, and whether you are subject to it or not, is highly conﬁdential. You are prohibited from communicating about it inside or outside the Company.

6.Additional Restriction for Directors and Certain Oﬃcers. Directors and certain oﬃcers are subject to additional restrictions under U.S. federal law in connection with transactions in the Company securities. The directors and certain oﬃcers of the Company listed on Schedule II should contact the Trade Clearance Committee at trading@taboola.com at least several days before any proposed transactions, including gifts and charitable donations.

V.ADOPTION AND EFFECT OF 10B5-1 TRADING PLANS

The limitations in this Policy, including the trading restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 (“10b5-1 Plans”) under the Securities Exchange Act of 1934 (the “Exchange Act”). However, anyone subject to this Policy may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Company’s General Counsel, which will only be given during a Window period and only if such person does not have knowledge of material nonpublic information. If you would like to trade pursuant to a 10b5-1 Plan, please reach out to the Company’s General Counsel for more information on how to put such a plan into place.

VI.APPLICABILITY OF U.S. SECURITIES LAWS TO INTERNATIONAL TRANSACTIONS

●All employees of the Company, its subsidiaries and aﬃliates are subject to the restrictions on trading in Company securities and the securities of other companies.

●The U.S. securities laws may be applicable to securities trading regardless of whether a person is located in the U.S. or whether the order is placed through a broker or account outside the U.S.

●In the future, if applicable, proposed transactions involving securities of subsidiaries or aﬃliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

VII.CONSEQUENCES FOR VIOLATION

●Employees who violate this Policy shall be subject to disciplinary action by the Company, up to and including ineligibility for future participation in the Company’s equity incentive plans and termination of employment.

●The SEC, prosecutors, the stock exchanges and plaintiﬀs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider (commonly referred to as a “tippee”) or to whom they have made recommendations or expressed opinions on the basis of such material nonpublic information to criminal ﬁnes up to three times the proﬁts earned and imprisonment up to twenty years, in addition to civil penalties up to three times of the proﬁts earned) and injunctive actions.

VIII.ACKNOWLEDGEMENT AND CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all directors, oﬃcers and employees should execute and return to the Company’s General Counsel at trading@taboola.com the Acknowledgement and Certiﬁcation of Compliance attached hereto as Schedule III.

IX.ADMINISTRATION AND INTERPRETATION

This Policy shall be administered and interpreted by the Trade Clearance Committee. It shall review this Policy periodically for purposes of assuring continuing compliance with applicable law, including court decisions, regulations of the Securities Exchange Commission, and any other regulatory or self-regulatory bodies. This Policy may be amended by the Trade Clearance Committee from time to time and approved by the Company’s Board of Directors.

SCHEDULE I
TABOOLA.COM
TRADE CLEARANCE COMMITTEE*

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SCHEDULE II

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SCHEDULE III
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